Exhibit 1.2

KIMCO REALTY CORPORATION

(A MARYLAND CORPORATION)

6.875% Notes due 2019

TERMS AGREEMENT

Dated:  September 17, 2009

To:

Kimco Realty Corporation

3333 New Hyde Park Road

Suite 100

New Hyde Park, New York 11042-0020

Attention:

Chairman of the Board of Directors

Ladies and Gentlemen:

We (the “Representative”) understand that Kimco Realty Corporation, a Maryland corporation (the “Company”), proposes to issue and sell $300,000,000 aggregate principal amount of its 6.875% Notes due 2019 (the “Underwritten Securities”).  Subject to the terms and conditions set forth or incorporated by reference herein, the underwriters named below (the “Underwriters”) offer to purchase, severally and not jointly, the respective amount of Underwritten Securities set forth below opposite their respective names at the purchase price set forth below.

Underwriter	Principal Amount of Underwritten Securities
J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated Wells Fargo Securities, LLC Barclays Capital Inc. RBC Capital Markets Corporation RBS Securities Inc. Scotia Capital (USA) Inc.	84,000,000 78,000,000 78,000,000 15,000,000 15,000,000 15,000,000 15,000,000
Total	$300,000,000

The Underwritten Securities shall have the following terms:

Title of Securities: 6.875% Notes due 2019

Currency: U.S. Dollar

Principal amount to be issued: $300,000,000

Current ratings:

Moody’s Investors Service, Inc. – Baa1 (negative)

Standard & Poor’s Ratings Services – BBB+ (stable)

Interest rate or formula: 6.875% per annum

Interest payment dates: April 1 and October 1, commencing on April 1, 2010

Stated maturity date: October 1, 2019

Redemption and/or repayment provisions: At any time at the greater of par or the discounted value at a rate of Treasury plus 50 basis points

Method of Offering:   Fixed Price: 99.840% of principal amount plus accrued interest, if any.

Purchase price: 99.190% of principal amount (payable in same day funds).

Issuer General Use Free Writing Prospectus (including the Final Term Sheet, if applicable):  See Schedule A hereto.

Applicable Time: 2.28 P.M., September 17, 2009

Other terms: None

Closing time, date and location: 10 A.M., September 24, 2009, 787 Seventh Avenue, New York, New York 10019.

All of the provisions contained in the Underwriting Agreement attached as Annex A hereto are hereby incorporated by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.  Terms defined in such document are used herein as therein defined.

Please accept this offer no later than 5 P.M. (New York City time) on September 17, 2009 by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By: /s/ Robert Bottamedi

Name:

Title:

Acting on behalf of itself and as representative of the other named Underwriters

Accepted:

KIMCO REALTY CORPORATION

By: /s/ Glenn G. Cohen

Name:

Title:

Schedule A

to Terms Agreement

Issuer Free Writing Prospectus Attached

Filed pursuant to Rule 433

September 17, 2009

Relating to

Preliminary Prospectus Supplement dated September 17, 2009 to

Prospectus dated April 24, 2009

Registration Statement No. 333-158762

Kimco Realty Corporation

Pricing Term Sheet

Issuer:	Kimco Realty Corporation

Size:	$300,000,000 6.875% Senior Notes due 2019

Maturity:	October 1, 2019

Coupon:	6.875%

Price to Public:	99.840%

Net Proceeds to Issuer (before expenses):	$297,570,000

Yield to Maturity:	6.897%

Spread to Benchmark Treasury:	+350 basis points

Benchmark Treasury:	3.625% due August 15, 2019

Benchmark Treasury Yield:	3.397%

Interest Payment Dates:	April 1 and October 1, commencing on April 1, 2010

Redemption Provisions/Make-whole call:	At any time at the greater of par or the discounted value at a rate of Treasury plus 50 basis points

Pricing Date:	September 17, 2009

Settlement:	September 24, 2009

CUSIP / ISIN:	49446RAJ8 / US49446RAJ86

Ratings:	Baa1 (negative) by Moody’s Investors Service, Inc. and BBB+ (stable) by Standard & Poor’s Ratings Services

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, you may request these documents by calling J.P. Morgan Securities Inc. collect at 212-834-4533, Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649 or Wells Fargo Securities, LLC toll free at 1-800-326-5897.